UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-A/A


                                AMENDMENT NO. 2

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                      AMERICAN HOME PRODUCTS CORPORATION
------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)


       Delaware                                   13-2526821
------------------------------------------------------------------------------
 (State of Incorporation                (I.R.S. Employer Identification No.)
      or Organization)

       Five Giralda Farms, Madison, NJ             07940
------------------------------------------------------------------------------
(Address of Principal Executive Offices)         (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration statement file number to which this form relates:
        N/A      (if applicable)
   ____________

Securities to be registered pursuant to Section 12(b) of the Act:

 Title of Each Class                            Name of Each Exchange on Which
 To Be So Registered                            Each Class Is To Be Registered
---------------------------------------------   ------------------------------

Series A Junior Participating Preferred Stock    New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
------------------------------------------------------------------------------

                               (Title of Class)
------------------------------------------------------------------------------

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note:

          This Amendment No. 2 amends and restates the Registrant's registration statement Form 8-A, filed on October 14, 1999 as amended by Amendment No. 1 filed on November 18, 1999, in connection with the Registrant's listing of the Series A Junior Participating Preferred Stock on the New York Stock Exchange. This Amendment No. 2 is being filed to amend and restate Item 1 to this Registration Statement and to include as an exhibit to this Registration Statement the Amended and Restated Rights Agreement dated as of January 8, 2002, which names The Bank of New York ("BONY") as Rights Agent, replacing ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon").

Item 1.  Description of Registrant's Securities to Be Registered.

          On October 13, 1999, the Board of Directors of American Home Products Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.33-1/3 per share (the "Common Shares") outstanding on October 18, 1999 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder, under certain circumstances and upon the occurrence of certain events, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $2.50 per share (the "Preferred Shares"), of the Company, at an exercise price of $225.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment.

          The Company entered into a Rights Agreement (the "Original Rights Agreement"), dated as of October 13, 1999 with ChaseMellon, pursuant to which, among other things, the Company appointed ChaseMellon as the Rights Agent, as such term is defined in the Original Rights Agreement. Effective as of the close of the business on January 7, 2002, the Company removed ChaseMellon as Rights Agent and appointed BONY as successor Rights Agent. In connection with this appointment, the Company amended and restated the Original Rights Agreement effective January 8, 2002.

          Additionally the Rights Agreement (as defined below), among other things (a) extends to the Rights Agent the authority under certain circumstances to request a court to appoint a new Rights Agent in the event the Company fails to do so, (b) provides that neither the Company nor the Rights Agent shall be liable to any holder of a Right or other person as a result of its inability to perform any of its obligations under the Rights Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by other governmental authorities, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restricting performance of such obligation; provided the Company must use its reasonable efforts to have such order, decree or rule lifted or otherwise overturned as soon as practicable, (c) added a provision requiring 10 days prior written notice to the Rights Agent in order for the Company to appoint a co-Rights Agent and (d) provides that any supplement or amendment that does not amend Sections 15, 19, 20 or 21 of the Rights Agreement in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not it is executed by the Rights Agent.

          The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of January 8, 2002, by and between the Company and BONY as Rights Agent (the "Rights Agent").

          The Rights Agreement is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.  Exhibits

          4.1 Amended and Restated Rights Agreement dated as of January 8, 2002 between American Home Products Corporation and The Bank of New York, as Rights Agent, with the form of Certificate of Designation attached as Exhibit A thereto and the form of Right Certificate attached as Exhibit B thereto.

                                   SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               AMERICAN HOME PRODUCTS CORPORATION



                               By: /s/ Paul J. Jones
                                   -----------------------------------------
                                   Name:  Paul J. Jones
                                   Title: Vice President & Comptroller

Date:  January 8, 2002

                                 EXHIBIT INDEX



Exhibit
No.                         Description
-------                     -----------

 4.1 Amended and Restated Rights Agreement dated as of January 8, 2002 between American Home Products Corporation and The Bank of New York, as Rights Agent, with the form of Certificate of Designation attached as Exhibit A thereto and the form of Right Certificate attached as Exhibit B thereto.